EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated March 31, 2005 relating to the consolidated financial statements, which appears in Critical Path, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 31, 2005 and our report dated April 29, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Company’s Form 10-K/A for the year ended December 31, 2004 filed on May 2, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

May 4, 2005